Exhibit 23.1

August 9, 2021

Green Plains Inc.

1811 Aksarben Drive

Omaha, Nebraska 68106

Ladies and Gentlemen:

We have acted as counsel to Green Plains, Inc., an Iowa corporation (the “Company”), in connection with the offering by the Company (the “Offering”) of 5,462,500 shares, of the Company’s common stock, $0.001 par value per share (the “Shares”), by means of a prospectus supplement dated August 5, 2021 (the “Prospectus Supplement”), which supplements the prospectus dated February 16, 2021  (such prospectus, collectively with the Prospectus Supplement, the “Prospectus”) contained in the registration statement on Form S-3, Registration No. 333-253148 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“SEC”).  Capitalized terms not defined herein shall have the meaning given them in the Prospectus or in the Registration Statement, delivered to Husch Blackwell LLP by the Company which provides certain representations relevant to this opinion.  The Shares are being sold pursuant to that certain underwriting agreement dated August 5, 2021 by and between the Company, and Jefferies LLC and BofA Securities, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”).

In our capacity as counsel to the Company, and for purposes of rendering this opinion, we have examined and relied upon the following (the “Reviewed Documents”), with your consent:

(i)the Company’s Second Amended and Restated Articles of Incorporation, as amended by the First and Second Articles of Amendment, and a copy of the Third Amended and Restated Bylaws of the Company, as amended (collectively, the “Organizational Documents”);

(ii)a certificate dated as of August 4, 2021 of the Secretary of State of the State of Iowa certifying as to the good standing and authority of the Company to transact business or to conduct its affairs in the State of Iowa.

(iii)resolutions adopted at meetings of the Board of Directors of the Company on August 3, 2021 and the Pricing Committee of the Board of Directors of the Company on August 4, 2021, each as certified by the Secretary of the Company as of a recent date (the “Resolutions”);

(iv)the Underwriting Agreement;

(v)the Registration Statement and the Prospectus;

(vi)a certificate executed by an officer of the Company addressed to Husch Blackwell LLP dated August 9, 2021;

(vii)the additional certificates and documents delivered on August 9, 2021 at the closing of the sale of the Shares pursuant to the Underwriting Agreement; and

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August 9, 2021

(viii)such other documents provided by the Company as we have considered relevant to our analysis.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and the enforceability of all documents submitted to us against parties other than the Company. We have assumed that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and certificates of public officials, without independent verification of their accuracy.

Further, our opinion is based on the assumptions that:

(i)the Company is operated, and will continue to be operated, in the manner described in the Reviewed Documents;

(ii)all statements of fact contained in the Reviewed Documents are true and complete in all material respects; and

(iii)any statement made in any of the Reviewed Documents referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications set forth in this opinion, we are of the opinion that,  when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We are opining herein solely as to the internal laws of the State of Iowa, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise

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August 9, 2021

you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Commission relating thereto.

Very truly yours,

Husch Blackwell LLP

/s/ Husch Blackwell LLP

               Husch Blackwell LLP